UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 17, 2009

OraSure Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16537	36-4370966
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 East First Street Bethlehem, Pennsylvania	18015-1360
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-882-1820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 17, 2009, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of OraSure Technologies, Inc. (the “Company”) approved, and recommended for approval by the full Board, the terms of the 2009 Self-Funding Management Incentive Plan (the “2009 MIP”) and the 2009 Stock Award Guidelines (the “2009 Stock Guidelines”) for the Company’s senior management, which includes the Company’s principal executive officer, principal financial officer, and named executive officers. Based on the Committee’s recommendation, the terms of both the 2009 MIP and the 2009 Stock Guidelines were also approved by the Board on February 17, 2009.

2009 Self-Funding Management Incentive Plan.

The purpose of the 2009 MIP is to provide the Company’s senior management with the opportunity to receive incentive cash bonuses based on both the Company’s and each participant’s performance during 2009.

Pursuant to the 2009 MIP, incentive cash bonuses may be paid out of a cash pool to be funded based on the Company’s achievement of certain financial and strategic objectives. For 2009, specific financial objectives were established for total revenues and the level of improvement in 2009 operating results compared to 2008. In addition, several strategic objectives were incorporated into the bonus pool funding determination. These objectives related to the Company’s clinical development programs and other matters. The objectives for revenues and improved operating results, and the strategic objectives as a group, will be weighted at 30%, 30% and 40%, respectively, in determining the pool amount.

Funding of the Bonus Pool

With respect to the revenue and improved operating results objectives, Threshold, Target and Maximum performance levels have been established for 2009. With respect to the strategic objectives, Threshold and Target performance levels have been established for 2009 for all objectives and a Maximum performance level was established for one strategic objective. The Committee and Board will retain discretion to determine Maximum performance levels for each of the other strategic objectives.

If the Company meets the Target performance levels for revenues, operating results improvement and the strategic objectives, then the pool would be funded at 100% of the aggregate target bonuses for all participants, which currently is approximately $2.0 million. If only the Threshold objectives are achieved, the pool would be funded at 50% of those aggregate target bonuses or approximately $1.0 million, and if the Maximum objectives are achieved, the pool would be funded at 150% of those aggregate target bonuses or approximately $3.0 million. A pro-rata adjustment to the amount of funding for the pool will be made where a specific performance level falls in between the Threshold, Target and Maximum amounts. To the extent a particular performance level falls below Threshold, there would generally be no funding for that particular objective unless the Board or Committee determined in its discretion that some level of funding is appropriate. The Board also may, in its sole discretion, approve a total pool funding of up to 200% of the aggregate target bonuses if it determines that the Company has achieved a breakthrough performance by substantially exceeding the objectives for 2009. The amount of bonus pool funding will be adjusted to reflect the aggregate target bonuses for individuals who are participants in the 2009 MIP at the time the bonuses are awarded.

Payments from the Bonus Pool

Once the amount of pool funding has been determined, specific payments from the pool to the Company’s senior management will depend on an evaluation of the participant’s achievement of individual performance objectives for 2009. Bonus payments will be based on the target bonus amounts set forth below, which are expressed as a percentage of base salary. The following targets were previously established with input from Radford Surveys & Consulting (“Radford Consulting”), a business unit of Aon and an independent executive compensation consultant, and are similar to bonus targets offered at medical diagnostic and healthcare companies comparable to the Company.

Title	Target Payouts (% of Base Salary)
Chief Executive Officer	60%
Chief Operating Officer/Chief Financial Officer	50%
Executive Vice President	40%
Senior Vice President	35%

Individual performance objectives for 2009 are derived from the Company’s 2009 strategic objectives concerning financial performance, strategic planning, research and development, business development, regulatory affairs and quality control, manufacturing, engineering, information systems, sales and marketing, human resources, investor relations matters and/or other objectives approved by the Board or the Committee.

Individual bonus awards reflect a weighted average measurement of each participant’s achievement of his or her individual performance objectives. Based on an assessment of individual performance, bonus payments of up to 150% of the participant’s target percentage may be awarded. Participants must be employed by the Company as of December 31, 2009 and at the time of the bonus award in order to participate in the 2009 MIP. Awards may be adjusted on a pro rata basis as determined in the Committee’s discretion to the extent any participant is employed for only a portion of the year. The Chief Executive Officer will recommend individual awards for all participants (other than himself) for approval by the Committee based on an assessment of each individual’s performance against his or her applicable performance objectives. The Committee shall recommend for Board approval any bonus award for the Chief Executive Officer based on an assessment of his performance against his individual performance objectives for 2009.

The Committee and the Board shall have the right in their sole discretion to reject any or all of the recommended bonus awards or approve different bonus awards, even if the bonus pool has been funded and any and all applicable performance criteria have or have not been satisfied, based on the business conditions of the Company or other factors deemed relevant by the Committee or Board.

2009 Stock Guidelines.

The purpose of the 2009 Stock Guidelines is to establish a framework for granting stock awards in order to reward performance by the Company’s senior management against each participant’s individual performance objectives for 2009.

Awards under the 2009 Stock Guidelines will depend on a participant’s position in the Company and achievement of individual performance objectives for 2009. Each participant’s individual performance will be evaluated against his or her individual performance objectives to determine if an award is appropriate. Set forth below are the ranges of potential annual awards for 2009 (expressed in number of shares) based on the participant’s position:

	Restricted Stock	Stock Options
Level I - CEO	53,620 – 105,910 Shares	90,990 – 179,740 Shares
Level IA - COO/CFO	43,440 – 64,880 Shares	73,720 – 110,110 Shares
Level II - EVP	21,450 – 32,170 Shares	36,400 – 54,610 Shares
Level III - SVP	14,300 – 21,450 Shares	24,260 – 36,380 Shares

The ranges set forth above are the same ranges set forth in the Stock Award Guidelines for performance during 2008 (the “2008 Stock Guidelines”). The ranges were established at levels which the Committee believed represented an appropriate dollar value for long-term incentive compensation for each executive based on the Company’s stock price in early 2008 when the 2008 Guidelines were established. These dollar values were determined after an assessment of compensation levels for executives at comparable medical diagnostic and healthcare companies provided by Radford Consulting. It was the Committee’s intent to recalculate the share ranges for the 2009 Stock Guidelines to provide for the same dollar value transfer to executives based on the Company’s stock price in early 2009. However, because the Company’s stock price has substantially declined since early 2008, the Committee would have had to adopt ranges with substantially greater quantities of shares in order to maintain the same dollar transfer to participants. In view of the current adverse economic circumstances, the Committee and Board determined that increasing the share ranges at this time would not be appropriate and, for this reason, elected to use the 2008 award ranges for the 2009 Stock Guidelines.

Participants must be employed by the Company on December 31, 2009 and at the time of grant in order to receive a stock award under the 2009 Stock Guidelines. Awards may be adjusted on a pro rata basis as determined in the Committee’s discretion to the extent any employee is employed for only a portion of a year. The Chief Executive Officer will recommend individual awards for all participants (other than himself) to the Committee based on an assessment of each individual’s performance against his or her applicable performance objectives for 2009. The Committee will evaluate the performance of the Chief Executive Officer and recommend an appropriate award in accordance with the 2009 Stock Guidelines and such evaluation for Board approval. The Committee and Board may approve or disapprove any recommended award, in whole or in part, and may approve awards within or outside of the ranges indicated under the 2009 Stock Guidelines, in their sole discretion based on circumstances occurring at the time of award and their assessment of a participant’s individual performance.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ORASURE TECHNOLOGIES, INC.

Date: February 23, 2009	By:	/s/ Jack E. Jerrett
Jack E. Jerrett
Senior Vice President, General Counsel and Secretary